Exhibit 1.5

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 2332)

IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

CAUSE NO. FSD 71 OF 2010

IN THE MATTER of sections 15 and 86 of the Companies Law (2009 Revision)

AND IN THE MATTER of the Grand Court Rules 1995 Order 102

AND IN THE MATTER of Hutchison Telecommunications International Limited

NOTICE OF COURT MEETING

NOTICE IS HEREBY GIVEN that, by an order dated 11 March 2010 (the “Order”) made in the above matter, the Grand Court of the Cayman Islands (the “Court”) has directed a meeting (the “Court Meeting”) to be convened of the Scheme Shareholders (as defined in the Scheme of Arrangement hereinafter mentioned) for the purpose of considering and, if thought fit, approving, with or without modifications, a scheme of arrangement (the “Scheme of Arrangement”) proposed to be made between Hutchison Telecommunications International Limited (the “Company”) and the Scheme Shareholders and that the Court Meeting will be held at the Grand Ballroom 1, 1st Floor, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong on 12 May 2010 at 11:00 a.m. at which place and time all Scheme Shareholders are invited to attend.

A copy of the Scheme of Arrangement and a copy of an explanatory memorandum explaining the effect of the Scheme of Arrangement are incorporated in the composite scheme document of which this Notice forms part. A copy of the composite scheme document can also be obtained by the Scheme Shareholders from the Hong Kong share registrar of the Company, Computershare Hong Kong Investor Services Limited, at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

The Scheme Shareholders may vote in person at the Court Meeting or they may appoint one or more proxies, whether a member of the Company or not, to attend and vote in their stead. A pink form of proxy for use at the Court Meeting is enclosed with the composite scheme document dated 15 March 2010 despatched to members of the Company on 15 March 2010.

In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the registers of members of the Company in respect of the relevant joint holding.

It is requested that forms appointing proxies be deposited at the principal place of business of the Company at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong, not later than 8:00 a.m. on 12 May 2010, but if forms are not so lodged they may be handed to the chairman of the Court Meeting, who has absolute discretion as to whether or not to accept them, at the Court Meeting pursuant to the Order.

By the Order, the Court has appointed Mr. Lui Dennis Pok Man, a director of the Company, or failing him, Mr. Christopher John Foll, also a director of the Company, or failing him, Mr. Chan Ting Yu, also a director of the Company, or failing him any other person who is a director of the Company as at the date of the Order, to act as the chairman of the Court Meeting and has directed the chairman of the Court Meeting to report the results of the Court Meeting to the Court.

The Scheme of Arrangement will be subject to a subsequent application seeking the sanction of the Court.

By order of the Court
Hutchison Telecommunications International Limited

Dated 15 March 2010

Registered Office

Cricket Square

Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Head Office and Principal Place of Business in Hong Kong

22nd Floor, Hutchison House
10 Harcourt Road
Hong Kong

As at the date of this announcement, the Directors of the Company are:

Executive Directors:	Independent Non-executive Directors:
Mr. LUI Dennis Pok Man	Mr. KWAN Kai Cheong
Mr. Christopher John FOLL	Mr. John W. STANTON
Mr. CHAN Ting Yu	Mr. Kevin WESTLEY
(Also alternate to Mr. Lui Dennis Pok Man)

Non-executive Directors:	Alternate Director:
Mr. FOK Kin-ning, Canning (Chairman)	Mr. WOO Chiu Man, Cliff
Mrs. CHOW WOO Mo Fong, Susan	(Alternate to Mr. Christopher John Foll)
(Also alternate to Mr. Fok Kin-ning, Canning and Mr. Frank John Sixt)
Mr. Frank John SIXT